EXHIBIT 8B(ii)

               MODIFICATION TO PURCHASE AND ASSUMPTION AGREEMENT

         THIS MODIFICATION TO LOAN PURCHASE AND ASSUMPTION AGREEMENT, made this _____ day of January, 1997, by and between Rushmore Trust and Savings, FSB, ("Rushmore") and AmericasBank, ("AmericasBank"), Witnesseth:

         WHEREAS, by Loan Purchase and Assumption Agreement dated May 31, 1996 ("the Loan Purchase Agreement"), Rushmore intends to sell to AmericasBank, all loans as selected by Rushmore ("the Loans") and AmericasBank intends to purchase the Loans and assume certain liabilities in connection therewith upon the terms and conditions therein set forth; and

         WHEREAS, the parties hereto are desirous of modifying and clarifying certain of the terms and conditions set forth in the Loan Purchase Agreement dated May 31, 1996, as hereinafter set forth.

         NOW THEREFORE, this MODIFICATION TO LOAN PURCHASE AND ASSUMPTION AGREEMENT Witnesseth, that for and in consideration of the mutual terms and conditions hereinafter expressed to be performed, and in further consideration of the sum of One Dollar ($1.00), the adequacy of which and payment of which are hereby acknowledged, the parties hereto do hereby agree as follows:

         1. All of the recitals hereinbefore mentioned are to be construed as a factual outline of matters concerning sale of the Loans, and same are intended by the parties hereto to form a substantive part of this Modification Agreement.

         2. Section 3.1 Loans to be Purchased and Liabilities to be Assumed is hereby modified to read as follows: The following Loans shall be purchased and liabilities shall be assumed hereunder:

                  3.1 Loans to be Purchased. Rushmore shall sell to AmericasBank and AmericasBank shall purchase from Rushmore such loans held by Rushmore (individually, a "Loan"; collectively, the "Loans") and listed in Exhibit 3.1. In addition to the Loans, Rushmore shall also transfer cash in the amount of $50,000.00 (the "Reserve") to AmericasBank as a reserve for the Loans. The Loans and the Reserve shall be transferred at Closing by Rushmore to


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AmericasBank in exchange for payment by AmericasBank to Rushmore of the purchase price described in Paragraph 4.1 herein. In the event any of the Loans are, in the normal course of business, repaid or the collateral securing any Loan is sold at a foreclosure sale, such Loan or Loans shall be deleted from the Loans to be purchased by AmericasBank. If, at the Closing, the dollar amount of deposits at the Baltimore Branch that are to be assumed by AmericasBank exceeds the dollar amount of the Loans to be purchased by AmericasBank, Rushmore shall fund the difference in cash to AmericasBank. If, at the Closing, the dollar amount of loans to be purchased by AmericasBank exceeds the dollar amount of deposits to be assumed by AmericasBank, AmericasBank shall fund the difference in cash to Rushmore.

         3.       Section 13.1(c) is hereby modified as follows:

                  (c) By the Board of Directors of AmericasBank or Rushmore, or the proper officers of either party acting pursuant to the authority of their respective Board of Directors, if the Closing has not occurred on or before June 30, 1997.

         4. All of the remaining terms and conditions of the Loan Purchase Agreement dated May 31, 1996, shall remain unchanged. The parties hereto identify this Modification Agreement to be a part of the Loan Purchase Agreement, and, in the event of any conflict between the provisions of the Loan Purchase Agreement and this Modification Agreement, then this Modification
Agreement shall supersede the provisions of the Loan Purchase Agreement so modified, and the language of this Modification Agreement shall prevail.



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         IN  WITNESS  WHEREOF,   Rushmore  and  AmericasBank  have  caused  this
Modification Agreement to be duly executed by their respective representatives thereunto duly authorized, as of the date first above written.

                                      Rushmore Trust and Savings, FSB


                                      By: /s/ Linda Paisley               (SEAL)
                                          ________________________________
                                          LINDA PAISLEY
                                          Chief Executive Officer


                                      /s/ J. Clarence Jameson, III
                                      ________________________________
                                      J. CLARENCE JAMESON, III


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